Exhibit 99.3

Triangle Capital Corporation

Computation of Ratio of Earnings to Fixed Charges

	Year Ended 12/31/2006	Year Ended 12/31/2007	Year Ended 12/31/2008	Year Ended 12/31/2009	Year Ended 12/31/2010	9 Months Ended 9/30/2011
Earnings:
Net Increase (Decrease) in Net Assets Resuting from Operations	8,697,340	8,813,098	7,638,501	4,036,703	25,390,549	44,366,715
Add back: Income Tax Expense (Benefit) and Excise Taxes	—	52,598	133,010	149,841	220,740	(61,628)
Add back: Fixed Charges	1,933,378	2,185,971	4,483,124	7,264,409	8,147,006	7,954,587

Total Earnings	10,630,718	11,051,667	12,254,635	11,450,953	33,758,295	52,259,674

Fixed Charges:
Interest and credit facility fees	1,833,458	2,073,311	4,227,851	6,900,591	7,350,012	7,229,924
Amortization of deferred financing fees	99,920	112,660	255,273	363,818	796,994	724,663

Total Fixed Charges	1,933,378	2,185,971	4,483,124	7,264,409	8,147,006	7,954,587

Ratio of Earnings to Fixed Charges	5.50	5.06	2.73	1.58	4.14	6.57

Footnote disclosure:

Footnote (1) disclosure and calculation:

	Year Ended 12/31/2006	Year Ended 12/31/2007	Year Ended 12/31/2008	Year Ended 12/31/2009	Year Ended 12/31/2010	9 Months Ended 9/30/2011
Earnings (excluding unrealized gains/losses):
Net Increase (Decrease) in Net Assets Resuting from Operations	8,697,340	8,813,098	7,638,501	4,036,703	25,390,549	44,366,715
Add back: Income Tax Expense (Benefit) and Excise Taxes	—	52,598	133,010	149,841	220,740	(61,628)
Add back: Fixed Charges	1,933,378	2,185,971	4,483,124	7,264,409	8,147,006	7,954,587
Exclude: Unrealized (Gains) Losses	414,924	(3,061,107)	4,286,375	10,310,194	(10,940,689)	(4,966,744)

Total Earnings (excluding unrealized gains/losses)	11,045,642	7,990,560	16,541,010	21,761,147	22,817,606	47,292,930

Fixed Charges:
Interest and credit facility fees	1,833,458	2,073,311	4,227,851	6,900,591	7,350,012	7,229,924
Amortization of deferred financing fees	99,920	112,660	255,273	363,818	796,994	724,663

Total Fixed Charges	1,933,378	2,185,971	4,483,124	7,264,409	8,147,006	7,954,587

Ratio of Earnings (Excluding Unrealized Gain/Loss) to Fixed Charges	5.71	3.66	3.69	3.00	2.80	5.95

Footnote (2) disclosure and calculation

	Year Ended 12/31/2006	Year Ended 12/31/2007	Year Ended 12/31/2008	Year Ended 12/31/2009	Year Ended 12/31/2010	9 Months Ended 9/30/2011
Earnings (excluding unrealized and realized gains/losses):
Net Increase (Decrease) in Net Assets Resuting from Operations	8,697,340	8,813,098	7,638,501	4,036,703	25,390,549	44,366,715
Add back: Income Tax Expense (Benefit) and Excise Taxes	—	52,598	133,010	149,841	220,740	(61,628)
Add back: Fixed Charges	1,933,378	2,185,971	4,483,124	7,264,409	8,147,006	7,954,587
Exclude: Unrealized (Gains) Losses	414,924	(3,061,107)	4,286,375	10,310,194	(10,940,689)	(4,966,744)
Exclude: Realized (Gains) Losses	(6,026,948)	618,620	(1,435,608)	(448,164)	5,478,873	(10,994,439)

Total Earnings (excluding unrealized and realized gains/losses)	5,018,694	8,609,180	15,105,402	21,312,983	28,296,479	36,298,491

Fixed Charges:
Interest and credit facility fees	1,833,458	2,073,311	4,227,851	6,900,591	7,350,012	7,229,924
Amortization of deferred financing fees	99,920	112,660	255,273	363,818	796,994	724,663

Total Fixed Charges	1,933,378	2,185,971	4,483,124	7,264,409	8,147,006	7,954,587

Ratio of Earnings (Excluding Unrealized Gain/Loss) to Fixed Charges	2.60	3.94	3.37	2.93	3.47	4.56